As filed Pursuant to Rule 424(b)(3)

Registration No.# 333-262295

PROSPECTUS

AZIYO BIOLOGICS, INC.

3,301,881 Shares
Class A Common Stock
Offered by the Selling Securityholders

The selling securityholders may offer and sell up to 3,301,881 shares in the aggregate of Class A common stock identified above, of which 2,122,637 shares are presently issued and outstanding and 1,179,244 shares are issuable upon conversion of presently issued and outstanding shares of Class B common stock. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our Class A common stock by the selling securityholders.

Each time any of the selling securityholders offers and sells securities, such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

The selling securityholders may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Investing in our securities involves risks. See the “Risk Factors” on page 5 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Our Class A common stock is listed on the Nasdaq Global Market under the symbol “AZYO.” On February 3, 2022, the last reported sale price of our Class A common stock on the Nasdaq Global Market was $5.72 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 3, 2022                       ..

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling securityholders may, from time to time, sell up to 3,301,881 shares of Class A common stock in one or more offerings as described in this prospectus. In connection with the offer and sale of securities by the selling securityholders, the selling securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Aziyo,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Aziyo Biologics, Inc. and its consolidated subsidiary, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

We use our trademarks and our logo, in this prospectus and the documents incorporated by reference. This prospectus and the documents incorporated by reference also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is https://www.aziyo.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 15, 2021.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2021.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 7, 2021, August 10, 2021 and November 10, 2021, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on March 2, 2021, June 7, 2021, June 8, 2021, June 22, 2021, July 6, 2021, November 22, 2021, December 8, 2021, January 7, 2022 and January 21, 2022.

•	The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 30, 2020 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Aziyo Biologics, Inc.

12510 Prosperity Drive, Suite 370

Silver Spring, MD 20904

(240) 247-1170

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

We are a commercial-stage regenerative medicine company focused on creating the next generation of differentiated products and improving outcomes in patients undergoing surgery, concentrating on patients receiving implantable medical devices. From our proprietary tissue processing platforms, we have developed a portfolio of advanced regenerative medical products that are designed to be very similar to natural biological material. Our proprietary products, which we refer to as our Core Products, are designed to address the implantable electronic device/cardiovascular, orthopedic/spinal repair and soft tissue reconstruction markets, which represented a combined $3 billion market opportunity in the United States in 2020. To expand our commercial reach, we have commercial relationships with major medical device companies, such as Boston Scientific and Biotronik, to promote and sell some of our Core Products. We believe our focus on our unique regenerative medicine platforms and our Core Products will ultimately maximize our probability of continued clinical and commercial success and will create a long-term competitive advantage for us.

We were incorporated in the State of Delaware on August 6, 2015.

Our principal executive offices are located at 12510 Prosperity Drive, Suite 370, Silver Spring, MD 20904, and our telephone number is (240) 247-1170.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Class A common stock being offered by any of the selling securityholders.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

The following description of our restated certificate of incorporation (the “Certificate of Incorporation”), and amended and restated bylaws (the “Bylaws”) are summaries and are qualified in their entirety by reference to the full text of our Certificate of Incorporation and our Bylaws, each of which have been publicly filed with the Securities and Exchange Commission (the “SEC”). We encourage you to read the full text of our Certificate of Incorporation and our Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Our authorized capital stock consists of 200,000,000 shares of Class A common stock, par value $0.001 per share, 20,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which are undesignated.

Class A Common Stock and Class B Common Stock

Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast. Subject to the supermajority votes for some matters, all other elections and questions presented to the stockholders shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the meeting by the holders entitled to vote thereon. Our Certificate of Incorporation and Bylaws also provide that our board of directors or any individual director may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Certificate of Incorporation. See below under “— Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws — Amendment of Charter Provisions.”

Holders of our Class B common stock have identical rights to holders of our Class A common stock as set forth in the preceding paragraph, other than as follows: (i) except as otherwise expressly provided in our Certificate of Incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, while holders of our Class A common stock are entitled to one vote per share of Class A common stock, holders of our Class B common stock are not entitled to any votes per share of Class B common stock, including for the election of directors, and (ii) while holders of our Class A common stock have no conversion rights, holders of our Class B common stock shall have the right to convert each share of our Class B common stock into one share of Class A common stock at such holder’s election, provided that as a result of such conversion, such holder and all other persons or entities whose beneficial ownership of Class A Common Stock would be aggregated with the shares of Class A Common Stock held by the holder for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations thereunder, would not beneficially own in excess of 4.9% of any class of our securities registered under the Exchange Act. Accordingly, the holders of a majority of the outstanding shares of Class A common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future, and to the requirements of law.

In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Class A common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Registration Rights

Certain of our stockholders are entitled to certain rights with respect to the registration of such shares for public resale under the Securities Act, pursuant to an amended and restated investor rights agreement by and among us and certain of our stockholders, until the rights otherwise terminate pursuant to the terms of the investor rights agreement. The registration of shares of common stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

Piggyback Registration Rights

If we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Form S-3 Registration Rights

If, at any time after we become entitled under the Securities Act to register our shares on a registration statement on Form S-3, certain of our stockholders request that we effect a registration with respect to all or part of the registrable securities then outstanding and having an anticipated aggregate offering amount, net of expenses, of at least $2,500,000, we will be required to effect such registration.

Private Placement Form S-3 Registration Rights

We have also agreed to prepare and file with the Securities Exchange Commission (the “Commission”) a registration statement on Form S-3 promptly following the date such form is available for use by us, but in no event later than January 22, 2022, covering the public resale pursuant to the Securities Act of certain shares of our common stock issued, and we have further agreed to use commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof. This registration statement on Form S-3 is being filed with the Commission in accordance with the aforementioned obligations.

Expenses and Indemnification

Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling securityholders and blue sky fees and expenses. Additionally, we have agreed to indemnify selling stockholders for damages, and any legal or other expenses reasonably incurred, arising from or based upon any untrue statement of a material fact contained in any registration statement, an omission or alleged omission to state a material fact in any registration statement or necessary to make the statements therein not misleading, or any violation or alleged violation by the indemnifying party of securities laws, subject to certain exceptions.

Termination of Registration Rights

The registration rights terminate upon the earlier of the date that is three years after the closing of our initial public offering, such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holders’ shares without limitation during a three-month period without registration and the consummation of a sale transaction, as defined in the investor rights agreement.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Stockholder Meetings

Our Bylaws provide that a special meeting of stockholders may be called only by our board of directors, chairperson of the board, chief executive officer or president (in the absence of a chief executive officer).

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.

Staggered Board

In accordance with our Certificate of Incorporation, and subject to the rights of holders of any series of preferred stock to elect directors, our board of directors is divided into three classes. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The directors in each class will serve for a three-year term, with one class being elected each year by our stockholders. Our Certificate of Incorporation and Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. This system of electing and removing directors may delay or prevent a change of management or a change in control of our company and tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our Certificate of Incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, a plurality of the votes cast by holders of shares of our Class A common stock shall be sufficient to elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (4) any action asserting a claim governed by the internal affairs doctrine. Under our Certificate of Incorporation, this exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. If and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our Certificate of Incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Stock Exchange Listing

Our Class A common stock is listed on The Nasdaq Global Market under the symbol “AZYO.”

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by certain of the selling securityholders from time to time of up to an aggregate of 3,301,881 shares of Class A common stock, which consists of 2,122,637 shares of our Class A common stock and 1,179,244 shares of our Class A common stock issuable upon conversion of shares of our Class B common stock issued and sold in the private placement described below. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer.

On December 5, 2021, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with the selling securityholders, pursuant to which we sold in a private placement an aggregate of 2,122,637 shares of Class A common stock and 1,179,244 shares of Class B common stock convertible into shares of Class A common stock on a one-for-one basis at the election of the holder, for an aggregate purchase price of $13,999,975.44.

The following table sets forth information concerning the shares of Class A common stock that may be offered from time to time by each selling securityholder. The number of shares beneficially owned by each selling securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling securityholder has sole or shared voting power or investment power. Percentage ownership is based on 9,245,146 shares of Class A common stock outstanding as of January 21, 2022. In computing the number of shares beneficially owned by a selling securityholder and their percentage ownership, shares of Class A common stock subject to options, warrants or other rights held by such selling securityholder that are currently exercisable or will become exercisable within 60 days of January 21, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other selling securityholder. For purposes of this table, we have assumed that the selling securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering (including all shares of Class A common stock issuable upon conversion of the Class B common stock sold in the private placement). Each of the selling securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the selling securityholder unless noted otherwise.

The information in the following table has been provided to us by or on behalf of the selling securityholders and the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. A selling securityholder may sell all, some or none of its securities in this offering. See “Plan of Distribution.”

	Class A Common Stock Beneficially Owned Before this Offering			Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to this Prospectus	Class A Common Stock Beneficially Owned Upon Completion of this Offering
Selling Securityholder	Number		Percentage	Number	Number		Percentage
Entities affiliated with HighCape (1)	4,953,411		53.6%	412,735	4,540,676		49.1%
Entities affiliated with Deerfield Management Company, L.P. (2)	4,313,406	(2)	4.9	1,179,244	3,134,162	(2)	4.9
Entities affiliated with Birchview Capital LP (3)	1,417,923		15.3	1,367,923	50,000		*
Schuler Education Foundation (4)	235,849		2.6	235,849	-		*
Knollwood Investment Fund LLC (5)	58,962		*	58,962	-		*
Richard Emmitt	40,201		*	23,584	16,617		*
Andrew Joiner	28,584		*	23,584	5,000		*
Matthew Strobeck (3)	1,417,923		15.3	1,367,923	50,000		*

* Less than 1%.

(1) Includes (i) 53,818 shares of Class A common stock held of record by HighCape Partners, L.P., (ii) 4,001,428 shares of Class A common stock held of record by HighCape Partners QP, L.P., (iii) 499,145 shares of Class A common stock held of record by HighCape Co-Investment Vehicle I, LLC, (iv) 259,282 shares of Class A common stock held of record by HighCape Co-Investment Vehicle II, LLC, and (v) 48,931 shares of Class A common stock held of record by HighCape Capital, L.P. The amount beneficially owned by Kevin Rakin also includes 90,807 shares of Class A common stock held of record by the Kevin L. Rakin Irrevocable Trust. Mr. Rakin and W. Matthew Zuga are the managing members of HighCape Partners GP, LLC, which in turn is the general partner of HighCape Partners GP, L.P., which in turn is the general partner of each of HighCape Partners, L.P. and HighCape Partners QP, L.P. Mr. Rakin and Mr. Zuga are the managing members of HighCape Capital, LLC, which in turn is the general partner of HighCape Capital, L.P. Each of Mr. Rakin, Mr. Zuga, HighCape Partners GP, LLC and HighCape Partners GP, L.P. may be deemed to beneficially own the securities held of record by HighCape Partners, L.P. and HighCape Partners QP, L.P., and each of Mr. Rakin, Mr. Zuga and HighCape Capital, LLC may be deemed to beneficially own the securities held of record by HighCape Capital, L.P. In addition, Mr. Zuga is the managing member of each of HighCape Co-Investment Vehicle I, LLC and HighCape Co-Investment Vehicle II, LLC and may be deemed to beneficially own the securities held by such entities. Mr. Rakin may be deemed to beneficially own the securities held of record by the Kevin L. Rakin Irrevocable Trust. Each of the Reporting Persons disclaims beneficial ownership of the securities held by the other Reporting Persons. The address for HighCape is 425 5th Avenue, 21st Floor, New York, NY 10018.

(2) Consists of (i) 3,807,788 shares of Class A common stock issuable on a one-for-one basis upon conversion of shares of Class B common stock held of record by Deerfield Private Design Fund III, L.P. (“Design”) and (ii) 505,618 shares of Class A common stock issuable on a one-for-one basis upon conversion of Class B common stock held of record by Deerfield Partners, L.P. (“Partners” and together with Design, the “Deerfield Funds”). Deerfield Mgmt, L.P. is the general partner of Partners. Deerfield Mgmt III, L.P. is the general partner of Design. Deerfield Management Company, L.P. is the investment manager of each of Partners and Design. Mr. James E. Flynn is the sole member of the general partner of each of Partners and Design and Deerfield Management Company, L.P. Deerfield Mgmt, L.P. may be deemed to beneficially own the securities held by Partners. Deerfield Mgmt III, L.P. may be deemed to beneficially own the securities held by Design. Each of Deerfield Management Company, L.P. and Mr. Flynn may be deemed to beneficially own the securities held by each of Partners and Design. The shares of Class B Common Stock are convertible at the election of the holder into shares of Class A Common Stock, subject to a 4.9% ownership cap that restricts the conversion into shares of Class A Common Stock to the extent that upon such conversion, the number of shares of Class A Common Stock beneficially owned by the holders and any other person or entities with which such holder’s beneficial ownership would be aggregated for purposes of Section 13(d) of the Exchange Act would exceed 4.9 of the total number of Class A Common Stock. Accordingly, notwithstanding the number of shares of Class A Common Stock listed above as being beneficially owned by the Deerfield Funds, the Deerfield Funds disclaim beneficial ownership of the shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock to the extent the number of shares of Class A Common Stock beneficially owned by each Deerfield Fund and any other person or entities with which such Deerfield Fund’s beneficial ownership would be aggregated for purposes of Section 13(d) of the Exchange Act would exceed 4.9% of the total number of shares of Class A Common Stock outstanding. The address for Deerfield is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(3) Includes 1,134,905 shares of Class A common stock held of record by Birchview Fund LLC (“Fund”). The amount beneficially owned by Matthew Strobeck also includes 283,018 shares of Class A common stock held in a separately managed account managed by Birchview Capital LP (“Capital”), of which he personally owns 165,094 shares and holds the remaining 117,924 shares in custodial accounts in his name which are held in equal amounts for the benefit of each of his children. Capital is the investment manager of Fund and Mr. Strobeck is Managing Member of Birchview Capital GP, LLC, which is the general partner of Capital. As a result, each of Mr. Strobeck and Capital possess the power to vote and dispose or direct the disposition of all the shares owned by Fund and may be deemed to beneficially own the securities held of record by Fund. Mr. Strobeck disclaims beneficial ownership of any of the shares held by Fund. The address for Birchview is 688 Pine Street, Suite 2D, Burlington, VT 05401.

(4) Schuler Education Foundation is a 501(c)(3) organization. The address for Schuler Education Foundation is 100 N. Field Drive, Suite #360, Lake Forest, IL 60045.

(5) Knollwood Investment Advisory, LLC (“Advisory”) is Managing Member of Knollwood Investment Fund LLC (“Fund”). As a result, Advisory possesses the power to vote and dispose or direct the disposition of all the shares owned by Fund and may be deemed to beneficially own the securities held of record by Fund. Each of George L. Bunting, Jr., Scott Cimino and Kevin D. Irwin, Jr. are Members of the Board of Managers of Advisory and individually possess the power to vote and dispose or direct the disposition of all the shares owned by Fund and may be deemed to beneficially own the securities held of record by Fund. The address for Knollwood is 217 International Circle, Hunt Valley, MD 21030.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 or Rule 904 under the Securities Act of 1933, as amended, or Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, the compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) such time as none of the shares covered by this prospectus constitute “registrable securities”, as such term is defined in the registration rights agreement by and among us and the selling stockholders.

LEGAL MATTERS

The validity of the Class A common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.